Exhibit 99.1

WPCS Obtains Shareholder Approval for the

Sale of Substantially all of the Assets of Seattle Operations

Divestiture will provide over $1.5 Million in working capital

EXTON, PA - (Marketwired – August 18, 2014) - WPCS International Incorporated (NASDAQ: WPCS) (the “Company”), which specializes in contracting services for communications infrastructure and the development of a digital currency trading platform, today announced that on August 15, 2014 the Company held a special meeting of stockholders at which a majority of the Company’s shareholders overwhelmingly approved the sale of substantially all of the assets of its wholly-owned subsidiary WPCS International - Seattle, Inc. (the “Seattle Operations”). Over 94% of the total shares voted by the majority of shareholders in this special meeting were in favor of this transaction.

The agreement proposes that EC Company, an Oregon-based electrical contracting company, will purchase substantially all of the assets and assume certain liabilities the of Seattle Operations, in an all-cash transaction, at a target sales price of approximately $2.7 million, subject to certain adjustments based upon the closing date balance sheet of the Seattle Operations. The Company expects that this transaction will close on or around August 31, 2014 and that it will generate over $1.5 million in working capital.

According to Sebastian Giordano, Interim CEO of WPCS, “On behalf of the Board of Directors and entire management team, we want to thank our shareholders for demonstrating their support, evidenced by their voting in favor of the sale of our Seattle Operations. This is yet another critical milestone in our overall restructuring plan, and it will provide the Company with, amongst other benefits, some much needed working capital.”

About WPCS International Incorporated

WPCS operates in two business segments: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a digital currency trading platform. For more information, please visit www.wpcs.com, www.btxtrader.com and www.gocelery.com.

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

INVESTOR CONTACT:

Capital Markets Group, LLC

Valter Pinto

PH: (914) 669-0222 or (212) 398-3486

valter@capmarketsgroup.com